Exhibit 99.1
news release
For Immediate Release
April 30, 2014

Employers Holdings, Inc. Reports First Quarter 2014 Earnings and Declares Second Quarter 2014 Dividend

Key Highlights
(Q1, 2014 compared to Q1, 2013 except where noted)

•	Net income before the LPT of $6.5 million; up $0.09 per diluted share

•	Overall net rate up 6.5%

•	Net written premiums of $183.3 million; up 6.5%

•	Net earned premiums of $167.2 million; up 13.0%

•	Revenues of $188.5 million; up 13.4%

•	Combined ratio before the LPT improved 2.0 percentage points

•	Adjusted book value per common share of $26.55; up 1.6% since 12/31/13

Reno, Nevada-April 30, 2014-Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported first quarter 2014 net income of $10.8 million or $0.34 per diluted share. Net income in the first quarter of 2013 was $7.5 million or $0.24 per diluted share.
Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement. Consolidated net income before the impact of the LPT deferred reinsurance gain (the Company's non-GAAP measure described below) was $6.5 million or $0.20 per diluted share in the first quarter of 2014 and $3.5 million or $0.11 per diluted share in the first quarter of 2013.
The first quarter 2014 combined ratio was 105.1% and 107.6% before the impact of the LPT deferred reinsurance gain, compared with 106.9% and 109.6% before the impact of the LPT deferred reinsurance gain for the first quarter of 2013. Year over year, the combined ratio improved 1.8 percentage points on a GAAP basis and 2.0 percentage points before the impact of the LPT.
President and Chief Executive Officer Douglas D. Dirks commented on the results: “Our first quarter results were strong. We increased our net earned premiums and improved our underwriting performance and overall profitability relative to last year. Our first quarter earnings before the LPT increased $0.09 per diluted share compared to last year's first quarter. Our combined ratio before the LPT improved 2.0 percentage points in the first quarter year-over-year as our rate of growth in net premiums earned exceeded increases in underwriting and other operating expenses, resulting in a decrease of 1.3 points in the underwriting expense ratio. In addition, our loss ratio before the LPT remained stable year over year. Premium growth drove an increase of 12.8% in losses and loss adjustment expenses (LAE) before the LPT, while improved net rate and declining frequency allowed us to lower our loss provision rate to 74.7% in the first quarter of this year compared to 75.1% in the first quarter of 2013 and an annual loss provision rate of 77.0% at year-end 2013. Our indemnity claims frequency decreased year-over-year, however our loss experience indicates upward trends in medical and indemnity costs per claim that are reflected in our current accident year loss estimate. We believe our current accident year loss estimate is adequate."
Dirks continued: "You will recall that in the fourth quarter of last year, we experienced a significant increase in costs associated with claims litigation in southern California. The increase in litigated indemnity claims as a percent of total claims in southern California slowed dramatically in the first quarter of this year, to less than one percentage point since December 31, 2013. As we discussed when we reported our fourth quarter results, we have already taken actions to limit our exposure to California loss trends. Throughout 2014, we will continue to execute our plans related to California, including the use of three operating companies. New rates, combined with territorial multipliers for each operating company, will provide us with greater flexibility in pricing our California business. The new territorial multipliers and multi-company pricing will impact policies incepting on or after June 1, 2014."
Dirks concluded: “Throughout the remainder of 2014, we will focus on disciplined organic growth, cost containment, data management and on increasing our operating efficiency and further improving customer relations through the operational restructuring initiative we announced in the third quarter of last year. To that end, we have made several key staffing appointments, and we expect to report preliminary results of our restructuring initiative by the end of the year. We are confident in the strength of our balance sheet. We have already made significant progress in strengthening our financial and operating results and are optimistic in our outlook for long-term growth."

Second Quarter Dividend
The Board of Directors declared a second quarter 2014 dividend of six cents per share. The dividend is payable on May 28, 2014 to stockholders of record as of May 14, 2014.
Conference Call and Web Cast; Form 10-Q; Supplemental Portfolio Listing
The Company will host a conference call on Thursday, May 1, 2014, at 8:30 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company's web site at www.employers.com. An archived version will be available several hours after the call. The conference call replay number is (888) 286-8010 with a pass code of 85174167. International callers may dial (617) 801-6888.
EHI expects to file its Form 10-Q for the quarter ended March 31, 2014, with the Securities and Exchange Commission (“SEC”) on or about Thursday, May 1, 2014. The Form 10-Q will be available without charge through the EDGAR system at the SEC's web site and will also be posted on the Company's website, www.employers.com, through the “Investors” link.
The Company provides a list of portfolio securities by CUSIP in the Calendar of Events, First Quarter “Investors” section of its web site at www.employers.com.
Discussion of Non-GAAP Financial Measures
This earnings release includes non-GAAP financial measures used to analyze the Company's operating performance for the periods presented.
These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company's operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company's performance because the items excluded have limited significance in current and ongoing operations.
The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company's non-GAAP financial measures to similarly titled measures used by other companies.
Net Income before impact of the LPT Agreement. Net income less (a) amortization of deferred reinsurance gain–LPT Agreement; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Deferred reinsurance gain–LPT Agreement (Deferred Gain). This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, except for the contingent profit commission, which is amortized through June 30, 2024. The amortization is reflected in losses and LAE.
Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company's insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.
Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.
Losses and LAE before impact of the LPT Agreement. Losses and LAE less (a) amortization of Deferred Gain; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.
Commission Expense Ratio. The commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.
Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.
Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, and the underwriting and other operating expense ratio.

Combined Ratio before impacts of the LPT Agreement. Combined ratio before impacts of LPT is the GAAP combined ratio before (a) amortization of deferred reinsurance gain–LPT Agreement; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Equity including Deferred Gain. Equity including Deferred Gain is total equity plus the Deferred Gain.
Book value per share. Equity including Deferred Gain divided by number of shares outstanding.
Net rate. Net rate, defined as total premium in-force divided by total insured payroll exposure, is a function of a variety of factors, including rate changes, underwriting risk profiles and pricing, and changes in business mix related to economic and competitive pressures.
Forward-Looking Statements
In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company's future operations, growth and pricing strategies, and financial and operating performance, as well as trends in loss experience, the strength of the Company’s balance sheet, pricing and other actions with respect to the California market, the impact of the Company’s ongoing operational restructuring, and long-term initiatives (including organic growth, cost containment, data management, operating efficiency and customer relations) and the impact of those initiatives on operations. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives. EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI's future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI's public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company's Annual Reports on Form 10-K. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
The SEC filings for EHI can be accessed through the “Investors” link on the Company's website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041).
CONTACT:
Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Erickson Mills, (775) 327-2794, vericksonmills@employers.com.
Copyright © 2014 EMPLOYERS. All rights reserved. EMPLOYERS® and America's small business insurance specialist. ® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company.  Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income

	Three Months Ended
	March 31,
(in thousands, except per share data)	2014	2013
Revenues	(unaudited)
Gross premiums written	$186,018	$174,963
Net premiums written	$183,250	$172,026
Net premiums earned	$167,154	$147,975
Net investment income	18,013	17,405
Net realized gains on investments	3,259	794
Other income	55	103
Total revenues	188,481	166,277
Expenses
Losses and loss adjustment expenses	122,256	108,272
Commission expense	20,075	18,393
Underwriting and other operating expenses	33,301	31,540
Interest expense	778	808
Total expenses	176,410	159,013

Net income before income taxes	12,071	7,264
Income tax expense (benefit)	1,318	(226)
Net income	$10,753	$7,490
Less impact of LPT Agreement:
Amortization of the Deferred Gain related to losses	2,886	3,305
Amortization of the Deferred Gain related to contingent commission	400	382
Impact of LPT Reserve Adjustment	679	—
Impact of LPT Contingent Commission Adjustments	334	275
Net income before impact of the LPT Agreement	$6,454	$3,528
Comprehensive income
Unrealized gains during the period (net of tax expense of $5,503 and $14 for the three months ended March 31, 2014 and 2013, respectively)	$10,218	$25
Reclassification adjustment for realized gains in net income (net of taxes of $1,141 and $278 for the three months ended March 31, 2014 and 2013, respectively)	(2,118)	(516)
Other comprehensive income (loss), net of tax	8,100	(491)
Total comprehensive income	$18,853	$6,999
Weighted average shares outstanding
Basic	31,409,322	30,914,478
Diluted	31,989,970	31,436,050
Earnings per common share
Basic and Diluted	$0.34	$0.24
Earnings per common share attributable to the LPT Agreement
Basic and Diluted	$0.14	$0.13
Earnings per common share before the LPT Agreement
Basic and Diluted	$0.20	$0.11

Employers Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets

	As of	As of
(in thousands, except share data)	March 31, 2014	December 31, 2013
Assets	(unaudited)
Available for sale:
Fixed maturity securities at fair value (amortized cost $2,131,381 at March 31, 2014 and $2,116,064 at December 31, 2013)	$2,211,159	$2,182,546
Equity securities at fair value (cost $92,139 at March 31, 2014 and $89,689 at December 31, 2013)	163,928	162,312
Total investments	2,375,087	2,344,858
Cash and cash equivalents	51,118	34,503
Restricted cash and cash equivalents	8,935	6,564
Accrued investment income	19,381	20,255
Premiums receivable (less bad debt allowance of $7,082 at March 31, 2014 and $7,064 at December 31, 2013)	294,077	279,080
Reinsurance recoverable for:
Paid losses	8,266	8,412
Unpaid losses, including bad debt allowance of $389 at March 31, 2014 and December 31, 2013	735,453	742,666
Deferred policy acquisition costs	46,423	43,532
Deferred income taxes, net	54,673	58,062
Property and equipment, net	16,228	16,616
Intangible assets, net	9,517	9,685
Goodwill	36,192	36,192
Contingent commission receivable—LPT Agreement	25,528	25,104
Other assets	18,094	17,920
Total assets	$3,698,972	$3,643,449
Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,358,178	$2,330,491
Unearned premiums	320,678	303,967
Total claims and policy liabilities	2,678,856	2,634,458
Commissions and premium taxes payable	44,531	45,314
Accounts payable and accrued expenses	17,116	18,711
Deferred reinsurance gain—LPT Agreement	245,197	249,072
Notes payable	102,000	102,000
Other liabilities	23,411	25,191
Total liabilities	3,111,111	3,074,746
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 54,748,733 and 54,672,904 shares issued and 31,375,759 and 31,299,930 shares outstanding at March 31, 2014 and December 31, 2013, respectively	547	547
Additional paid-in capital	340,279	338,090
Retained earnings	511,067	502,198
Accumulated other comprehensive income, net	98,518	90,418
Treasury stock, at cost (23,372,974 shares at March 31, 2014 and December 31, 2013)	(362,550)	(362,550)
Total stockholders’ equity	587,861	568,703
Total liabilities and stockholders’ equity	$3,698,972	$3,643,449

Equity including deferred reinsurance gain - LPT
Total stockholders’ equity	$587,861	$568,703
Deferred reinsurance gain–LPT Agreement	245,197	249,072
Total equity including deferred reinsurance gain–LPT Agreement (A)	$833,058	$817,775
Shares outstanding (B)	31,375,759	31,299,930
Book value per share (A * 1000) / B	$26.55	$26.13

Employers Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
(in thousands)	2014	2013
Operating activities	(unaudited)
Net income	$10,753	$7,490
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,797	1,393
Stock-based compensation	1,596	2,110
Amortization of premium on investments, net	2,508	2,020
Deferred income tax expense	(973)	(1,154)
Net realized gains on investments	(3,259)	(794)
Excess tax benefits from stock-based compensation	(1,136)	(170)
Other	188	562
Change in operating assets and liabilities:
Premiums receivable	(15,015)	(30,082)
Reinsurance recoverable for paid and unpaid losses	7,359	7,206
Federal income taxes	1,382	855
Unpaid losses and loss adjustment expenses	27,687	26,759
Unearned premiums	16,711	24,168
Accounts payable, accrued expenses and other liabilities	(3,376)	4,378
Deferred reinsurance gain—LPT Agreement	(3,875)	(3,577)
Contingent commission receivable—LPT Agreement	(424)	(385)
Other	(3,353)	808
Net cash provided by operating activities	38,570	41,587
Investing activities
Purchase of fixed maturities securities	(94,495)	(90,117)
Purchase of equity securities	(7,838)	(5,328)
Proceeds from sale of fixed maturities	35,061	—
Proceeds from sale of equity securities	7,872	5,284
Proceeds from maturities and redemptions of investments	42,418	39,693
Proceeds from sale of fixed assets	—	113
Capital expenditures	(1,447)	(1,355)
Restricted cash and cash equivalents (used in) provided by investing activities	(2,371)	659
Net cash used in investing activities	(20,800)	(51,051)
Financing activities
Cash transactions related to stock-based compensation	(412)	1,374
Dividends paid to stockholders	(1,879)	(1,852)
Excess tax benefits from stock-based compensation	1,136	170
Net cash used in financing activities	(1,155)	(308)
Net increase (decrease) in cash and cash equivalents	16,615	(9,772)
Cash and cash equivalents at the beginning of the period	34,503	140,661
Cash and cash equivalents at the end of the period	$51,118	$130,889

Employers Holdings, Inc.
Calculation of Combined Ratio before the Impact of the LPT Agreement

	Three Months Ended
	March 31,
(in thousands, except for percentages)	2014	2013
	(unaudited)
Net premiums earned	$167,154	$147,975

Losses and loss adjustment expenses	122,256	108,272
Loss & LAE ratio	73.1%	73.2%

Amortization of Deferred Gain related to losses	$2,886	$3,305
Amortization of Deferred Gain related to contingent commission	400	382
LPT Reserve Adjustment	679	—
LPT Contingent Commission Adjustment	334	275
Loss & LAE before impact of LPT	$126,555	$112,234
Impact of LPT	2.6%	2.7%
Loss & LAE ratio before impact of LPT	75.7%	75.8%

Commission expense	$20,075	$18,393
Commission expense ratio	12.0%	12.4%

Underwriting & other operating expenses	$33,301	$31,540
Underwriting & other operating expenses ratio	20.0%	21.3%

Total expenses	$175,632	$158,205
Combined ratio	105.1%	106.9%

Total expense before impact of the LPT	$179,931	$162,167
Combined ratio before the impact of the LPT	107.6%	109.6%

Reconciliations to Current Accident Period Combined Ratio:
Losses & LAE before impact of LPT	$126,555	$112,234
Plus: Favorable (unfavorable) prior period reserve development	(1,751)	(1,130)
Accident period losses & LAE before impact of LPT	$124,804	$111,104

Losses & LAE ratio before impact of LPT	75.7%	75.8%
Plus: Favorable (unfavorable) prior period reserve development ratio	(1.0)	(0.7)
Accident period losses & LAE ratio before impact of LPT	74.7%	75.1%

Combined ratio before impact of the LPT	107.6%	109.6%
Plus: Favorable (unfavorable) prior period reserve development ratio	(1.0)	(0.7)
Accident period combined ratio before impact of LPT	106.6%	108.9%